As filed with the Securities and Exchange Commission on December 30, 2005
Registration No. 333-[                    ]

UNITED STATES SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM S-8
REGISTRATION STATEMENT
UNDER THE SECURITIES ACT OF 1933

BILL BARRETT CORPORATION
(Exact name of Registrant as specified in its charter)

Delaware (State or other jurisdiction of incorporation or organization)	1311 (Primary Standard Industrial Classification Code Number)	80-0000545 (I.R.S. Employer Identification Number)

1099 18th Street, Suite 2300
Denver, Colorado 80202
(Address, including zip code, of Registrant’s principal executive offices)

Bill Barrett Corporation
Retirement Savings Plan
(Full title of the plan)

Francis B. Barron
Senior Vice President — General Counsel
Bill Barrett Corporation
1099 18th Street
Suite 2300
Denver, CO 80202
(303) 293-9100
(Name and address, including zip code, and telephone number, including area code, of agent for service)

Copies to:
Christine B. LaFollette
Mark Zvonkovic
Akin Gump Strauss Hauer & Feld LLP
1111 Louisiana St.
44th Floor
Houston, TX 77002
(713) 220-5896
CALCULATION OF REGISTRATION FEE

		Proposed Maximum	Proposed Maximum
Title of Securities	Amount to be	Offering Price Per	Aggregate Offering	Amount of
to be Registered	Registered	Share (1)	Price	Registration Fee
Common Stock, par value $0.001 per share	250,000	$38.085	$9,521,250	$1,019

(1)	Pursuant to Rule 457(c) and (h), and solely for the purpose of calculating the applicable registration fee, the proposed maximum offering price per share for the common stock to be registered hereunder has been calculated based on the average of the high and low sales prices of Bill Barrett Corporation’s common stock on December 29, 2005, as quoted on the New York Stock Exchange.

PART I
INFORMATION REQUIRED IN THE SECTION 10(a) PROSPECTUS
Item 1. Plan Information.
     The documents containing the information required by Part I of this registration statement on Form S-8 (the “Registration Statement”) will be sent or given to participants in the Bill Barrett Corporation Retirement Savings Plan (the “Plan”), as specified by Rule 428(b)(1) under the Securities Act of 1933, as amended (the “Securities Act”). Those documents are not required to be, and are not being filed by Bill Barrett Corporation, a Delaware corporation (the “Company”, “we” or “us”), with the Securities and Exchange Commission (the “SEC”) either as part of this Registration Statement or as prospectuses or prospectus supplements pursuant to Rule 424 under the Securities Act. These documents and the documents incorporated by reference in this Registration Statement pursuant to Item 3 of Part II of this Registration Statement, taken together, constitute a prospectus that meets the requirement of Section 10(a) of the Securities Act (the “Section 10(a) Prospectus”).
Item 2. Registrant Information and Employee Plan Annual Information.
     Information required by Part I to be contained in the Section 10(a) Prospectus referenced in Item 1 of this Part I is omitted from this Registration Statement in accordance with Rule 428 under the Securities Act.

PART II
INFORMATION REQUIRED IN THE REGISTRATION STATEMENT
Item 3. Incorporation of Documents by Reference.
     The following documents filed with the SEC are incorporated by reference in this Registration Statement:
(a)	Our Annual Report on Form 10-K for the fiscal year ended December 31, 2004;

(b)	All reports filed pursuant to Section 13(a) or 15(d) of the Exchange Act, as amended (the “Exchange Act”), since December 31, 2004, including the Company’s Quarterly Reports on Form 10-Q for the fiscal quarters ended March 31, 2005, June 30, 2005 and September, 2005 and Current Reports on Form 8-K dated January 14, 2005, January 25, 2005, February 1, 2005, February 3, 2005, February 18, 2005, March 2, 2005, March 11, 2005, March 15, 2005, April 4, 2005, April 27, 2005, May 5, 2005, May 13, 2005, May 19, 2005, June 10, 2005, June 14, 2005, July 29, 2005, August 4, 2005, August 18, 2005, August 26, 2005, September 1, 2005, September 14, 2005, October 17, 2005, October 20, 2005, November 3, 2005, November 14, 2005 and December 13, 2005; and

(c)	The description of our common stock contained in our registration statement on Form 8-A (File No. 001-32367) filed with the SEC pursuant to Section 12(b) of the Exchange Act on December 2, 2004, as amended on December 20, 2004, and including any other amendment or report filed for the purpose of updating such description.
     In addition, all documents subsequently filed by us pursuant to Sections 13(a), 13(c), 14 and 15(d) of the Exchange Act, prior to the filing of a post-effective amendment to this Registration Statement which indicates that all securities offered hereby have been sold or which registers all securities then remaining unsold, shall be deemed to be incorporated by reference in this Registration Statement and to be a part hereof from the date of filing of such documents. Any statement contained in a document incorporated or deemed to be incorporated by reference herein shall be deemed to be modified or superseded for purposes of this Registration Statement to the extent that a statement contained herein modifies or supersedes such statement. Any such statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this Registration Statement.
Item 4. Description of Securities.
     Not applicable.
Item 5. Interests of Named Experts and Counsel.
     The validity of the shares of common stock covered by this Registration Statement has been passed upon for the Company by Francis B. Barron, Senior Vice President—General Counsel of the Company. As of the date of this Registration Statement, Mr. Barron beneficially owns 25,444 shares of our common stock and holds options to acquire 42,692 shares of our common stock under our stock option plans.

Item 6. Indemnification of Directors and Officers.
     Our bylaws provide that we shall, to the fullest extent permitted by the Delaware General Corporation Law, indemnify our directors, officers, and if the board of directors so determines, employees and agents in connection with any threatened, pending or completed legal proceeding against all liability and loss suffered and expenses reasonably incurred by any such person in connection with any legal proceeding in which the person is involved by reason of the fact that the person is or was an director, officer, employee or agent of our company.
     We are required to advance expenses, as incurred, to our directors and officers in connection with a legal proceeding to the fullest extent permitted by Delaware law, and are required to pay within 60 days reasonable amounts related to a settlement or judgment. The general effect of the foregoing provisions may be to reduce the circumstances under which an officer or director may be required to bear the economic burden of the foregoing liabilities and expenses. Directors and officers will be covered by liability insurance indemnifying them against damages arising out of certain kinds of claims which might be made against them based on their negligent acts or omissions while acting in their capacity as such.
     Our restated certificate of incorporation also provides that, to the fullest extent permitted by the Delaware General Corporation Law, no director shall be personally liable to us or our stockholders for monetary damages resulting from breaches of their fiduciary duty as directors.
     Section 145 of the Delaware General Corporation Law permits a corporation, under specified circumstances, to indemnify its directors, officers, employees or agents against expenses (including attorneys’ fees), judgments, fines and amounts paid in settlements actually and reasonably incurred by them in connection with any action, suit or proceeding brought by third parties by reason of the fact that they were or are directors, officers, employees or agents of the corporation, if such directors, officers, employees or agents acted in good faith and in a manner they reasonably believed to be in or not opposed to the best interests of the corporation and, with respect to any criminal action or proceeding, had no reason to believe their conduct was unlawful. In a derivative action, i.e., one by or in the right of the corporation, indemnification may be made only for expenses actually and reasonably incurred by directors, officers, employees or agents in connection with the defense or settlement of an action or suit, and only with respect to a matter as to which they shall have acted in good faith and in a manner they reasonably believed to be in or not opposed to the best interests of the corporation, except that no indemnification shall be made if such person shall have been adjudged liable to the corporation, unless and only to the extent that the court in which the action or suit was brought shall determine upon application that the defendant directors, officers, employees or agents are fairly and reasonably entitled to indemnity for such expenses despite such adjudication of liability.
     We have also entered into indemnification agreements with each of our current directors and officers to give them additional contractual assurances regarding the scope of the indemnification set forth in our restated certificate of incorporation and bylaws and to provide additional procedural protections. These agreements require us, among other things, to indemnify our directors and officers against certain liabilities that may arise by reason of their status or service as directors or officers, to advance their expenses incurred as a result of a proceeding as to which they may be indemnified, and to cover them under any directors’ and officers’ liability insurance policy we choose, in our discretion, to maintain. These indemnification agreements are intended to provide indemnification rights to the fullest extent permitted under applicable indemnification rights statutes in the State of Delaware and will be in addition to any other rights that the indemnitee may have under our restated certificate of incorporation, bylaws and applicable law.
     Although the above discussion summarizes the material provisions of our restated certificate of incorporation, bylaws and indemnification agreements and Section 145 of the Delaware General Corporation Law, it is not intended to be exhaustive and is qualified in its entirety by each of those documents and that statute.
Item 7. Exemption from Registration Claimed.
     Not applicable.

Item 8. Exhibits.

Exhibit
Number	Description of Exhibits

4.1	Restated Certificate of Incorporation of Bill Barrett Corporation (incorporated by reference to Exhibit No. 3.4 to our Current Report on Form 8-K filed with the SEC on December 20, 2004).

4.2	Certificate of Designations of Series A Junior Participating Preferred Stock of Bill Barrett Corporation (incorporated by reference to Exhibit No. 3.2 to Amendment No. 1 to our Registration Statement on Form 8-A (File No. 001-32367) filed with the SEC on December 20, 2004).

4.3	Bylaws of Bill Barrett Corporation (incorporated by reference to Exhibit No. 3.5 to our Current Report on Form 8-K filed with the SEC on December 20, 2004).

4.4	Specimen Certificate of Common Stock (incorporated by reference to Exhibit No. 4.1 to Amendment No. 1 to our Registration Statement on Form 8-A (File No. 001-32367) filed with the SEC on December 20, 2004).

4.5	Rights Agreement dated as of December 15, 2004 by and between the Company and Mellon Investor Services LLC (incorporated by reference to Exhibit No. 4.4 to Amendment No. 1 to our Registration Statement on Form 8-A (File No. 001-32367) filed with the SEC on December 20, 2004).

4.6	Bill Barrett Corporation Amended and Restated 2002 Stock Option Plan (incorporated by reference to Exhibit No. 10.12 of Amendment No. 2 to our Registration Statement on Form S-1 (File No. 333-114554) filed with the SEC on August 31, 2004).

4.7	Bill Barrett Corporation 2003 Stock Option Plan (incorporated by reference to Exhibit No. 10.15 of Amendment No. 2 to our Registration Statement on Form S-1 (File No. 333-114554) filed with the SEC on August 31, 2004).

4.8	Bill Barrett Corporation 2004 Stock Incentive Plan (incorporated by reference to Exhibit No. 10.21 to Amendment No. 4 to our Registration Statement on Form S-1 (File No. 333-114554) filed with the SEC on October 13, 2004).

4.9*	Bill Barrett Corporation Retirement Savings Plan.

5.1*	Opinion of Francis B. Barron, Senior Vice President — General Counsel of Bill Barrett Corporation, regarding the validity of the securities.

23.1*	Consent of Deloitte & Touche LLP.

23.2*	Consent of Ryder Scott Company, L.P., Independent Petroleum Engineers.

23.3*	Consent of Netherland, Sewell & Associates, Inc., Independent Petroleum Engineers.

23.4*	Consent of Francis B. Barron (included in Exhibit 5.1 filed herewith).

24.1*	Powers of Attorney (included on signature page hereto).

* Filed herewith.

Item 9. Undertakings.
(a)	The undersigned registrant hereby undertakes:
(1)	To file, during any period in which offers or sales are being made, a post-effective amendment to this Registration Statement:
(i)	To include any prospectus required by Section 10(a)(3) of the Securities Act;

(ii)	To reflect in the prospectus any facts or events arising after the effective date of the Registration Statement (or the most recent post effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the Registration Statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high and of the estimated maximum offering range may be reflected in the form of prospectus filed with the SEC pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than 20 percent change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective Registration Statement; and

(iii)	To include any material information with respect to the plan of distribution not previously disclosed in the Registration Statement or any material change to such information in the Registration Statement;
provided however, that paragraphs (a)(1)(i) and (a)(1)(ii) do not apply if the registration statement is on Form S-8, and the information required to be included in a post-effective amendment by those paragraphs is contained in reports filed with or furnished to the SEC by the registrant pursuant to Section 13 or Section 15(d) of the Exchange Act that are incorporated by reference in the registration statement;

(2)	That, for the purpose of determining any liability under the Securities Act, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof; and

(3)	To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.
(b)	The undersigned registrant hereby undertakes that, for purposes of determining any liability under the Securities Act, each filing of the registrant’s annual report pursuant to Section 13(a) or Section 15(d) of the Exchange Act (and, where applicable, each filing of an employee benefit plan’s annual report pursuant to Section 15(d) of the Exchange Act) that is incorporated by reference in the Registration Statement shall be deemed to be a new Registration Statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(c)	Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the SEC such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

SIGNATURES AND POWER OF ATTORNEY
     Pursuant to the requirements of the Securities Act of 1933, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Denver, State of Colorado on December 30, 2005.

Bill Barrett Corporation

By: /s/ William J. Barrett

William J. Barrett, Chairman and Chief Executive Officer
     The undersigned directors and officers of Bill Barrett Corporation hereby constitute and appoint William J. Barrett, Fredrick J. Barrett, Francis B. Barron, and Thomas B. Tyree, Jr., and each of them, his true and lawful attorneys-in-fact and agents with full power of substitution, for him and in his name, place and stead, in any and all capacities, to sign the Registration Statement filed herewith and any and all amendments (including post effective amendments) to said Registration Statement, with all exhibits thereto and all documents in connection therewith, with the Securities and Exchange Commission, granting unto said attorneys-in-fact and agents, and each of them, full power and authority to do and perform each and every act and thing requisite and necessary to be done in and about the premises, as fully to all intents and purposes as he might or could do in person, hereby ratifying and confirming all that said attorneys-in-fact and agents or any of them, or his or their substitute or substitutes, may lawfully do or cause to be done or by virtue hereof.
     Pursuant to the requirements of the Securities Act of 1933, this Registration Statement has been signed by the following persons in the capacities indicated on December 30, 2005.

Signature	Title

/s/ William J. Barrett William J. Barrett	Chairman of the Board of Directors and Chief Executive Officer (Principal Executive Officer)

/s/ Thomas B. Tyree, Jr. Thomas B. Tyree, Jr.	Chief Financial Officer(Principal Financial Officer)

/s/ Robert W. Howard Robert W. Howard	Executive Vice President — Finance and Investor Relations (Principal Accounting Officer)

/s/ Fredrick J. Barrett	Director
Fredrick J. Barrett

Director
Henry Cornell

/s/ James M. Fitzgibbons	Director
James M. Fitzgibbons

S-1

Signature	Title

/s/ Jeffrey A. Harris	Director
Jeffrey A. Harris

Director
Roger L. Jarvis

/s/ Philippe S.E. Schreiber	Director
Philippe S.E. Schreiber

/s/ Randy Stein	Director
Randy Stein

/s/ Michael E. Wiley	Director
Michael E. Wiley

S-2

INDEX TO EXHIBITS

Exhibit
Number	Description of Exhibits

4.1	Restated Certificate of Incorporation of Bill Barrett Corporation (incorporated by reference to Exhibit No. 3.4 to our Current Report on Form 8-K filed with the SEC on December 20, 2004).

4.2	Certificate of Designations of Series A Junior Participating Preferred Stock of Bill Barrett Corporation (incorporated by reference to Exhibit No. 3.2 to Amendment No. 1 to our Registration Statement on Form 8-A (File No. 001-32367) filed with the SEC on December 20, 2004).

4.3	Bylaws of Bill Barrett Corporation (incorporated by reference to Exhibit No. 3.5 to our Current Report on Form 8-K filed with the SEC on December 20, 2004).

4.4	Specimen Certificate of Common Stock (incorporated by reference to Exhibit No. 4.1 to Amendment No. 1 to our Registration Statement on Form 8-A (File No. 001-32367) filed with the SEC on December 20, 2004).

4.5	Rights Agreement dated as of December 15, 2004 by and between the Company and Mellon Investor Services LLC (incorporated by reference to Exhibit No. 4.4 to Amendment No. 1 to our Registration Statement on Form 8-A (File No. 001-32367) filed with the SEC on December 20, 2004).

4.6	Bill Barrett Corporation Amended and Restated 2002 Stock Option Plan (incorporated by reference to Exhibit No. 10.12 of Amendment No. 2 to our Registration Statement on Form S-1 (File No. 333-114554) filed with the SEC on August 31, 2004).

4.7	Bill Barrett Corporation 2003 Stock Option Plan (incorporated by reference to Exhibit No. 10.15 of Amendment No. 2 to our Registration Statement on Form S-1 (File No. 333-114554) filed with the SEC on August 31, 2004).

4.8	Bill Barrett Corporation 2004 Stock Incentive Plan (incorporated by reference to Exhibit No. 10.21 to Amendment No. 4 to our Registration Statement on Form S-1 (File No. 333-114554) filed with the SEC on October 13, 2004).

4.9*	Bill Barrett Corporation Retirement Savings Plan.

5.1*	Opinion of Francis B. Barron, Senior Vice President — General Counsel of Bill Barrett Corporation, regarding the validity of the securities.

23.1*	Consent of Deloitte & Touche LLP.

23.2*	Consent of Ryder Scott Company, L.P., Independent Petroleum Engineers.

23.3*	Consent of Netherland, Sewell & Associates, Inc., Independent Petroleum Engineers.

23.4*	Consent of Francis B. Barron (included in Exhibit 5.1 filed herewith).

24.1*	Powers of Attorney (included on signature page hereto).

* Filed herewith

S-3